UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
February 13, 2007

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue, 37th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 885-2500
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 15, 2007, Asbury Automotive Group, Inc. (the “Company”) issued a press release announcing Kenneth B. Gilman’s retirement from his position as President and Chief Executive Officer of the Company, and his retirement from the Company’s Board of Directors, both effective immediately following the Company’s 2007 Annual Meeting of Shareholders on May 4, 2007.  Charles R. Oglesby will succeed Mr. Gilman as the Company’s President and Chief Executive Officer commencing May 4, 2007.  In connection with his retirement, the Company and Mr. Gilman entered into a letter agreement.  A copy of the press release and the letter agreement are attached hereto as Exhibits 10.1 and 99.1 respectively, and are incorporated herein by reference.

Item 7.01  Regulation FD Disclosure

Pursuant to Mr. Gilman’s Employment Agreement, dated as of December 3, 2001, as amended, and the letter agreement (the “Agreements”), Mr. Gilman is eligible for certain severance benefits, subject to certain conditions, including:

•                  a lump sum cash payment of approximately $2.8 million; and

•                  the continued participation in the Company’s medical insurance plan at his expense, which will equal the then-current COBRA rate billed to the Company for such medical insurance plan coverage.

In addition, the Compensation Committee of the Company’s Board of Directors approved the acceleration of 3,333 shares of unvested restricted stock of the Company, par value $.01 per share (the “Restricted Stock”), granted to Mr. Gilman on October 23, 2006.  The Restricted Stock issued pursuant to such grant is scheduled to vest on the first and second anniversary of such grant and pursuant to the terms of the Restricted Stock Award Agreement executed by Mr. Gilman as of the date of the grant.  But for the acceleration of the vesting of his shares of Restricted Stock, such Restricted Stock would be otherwise cancelled as of the date of Mr. Gilman’s retirement. Assuming a Company stock price of $25.00 per share, 3,333 shares of Restricted Stock have a value of approximately $83,325.

The Board of Directors also approved a cashless exercise of an option to acquire 162,177 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), granted to Mr. Gilman on March 14, 2004 at an exercise price of $17.18 per share.  With the cashless exercise of this option, Mr. Gilman will receive from the Company the number of whole shares (rounded down to the nearest whole share) of Common Stock having a Fair Market Value (as defined in, and as determined pursuant to, the Company’s 2002 Equity Incentive Plan (the “Plan”)) equal to the amount determined by multiplying (a) the difference obtained by subtracting the exercise price per share of such option from the Fair Market Value of a share of Common Stock on the date of exercise of such option by (b) the number of shares of Common Stock with respect to which the option will be exchanged, subject to payment of withholding taxes pursuant to the terms of the Plan. Assuming a Company stock price of $25.00, Mr. Gilman would receive approximately 26,481 shares of Common Stock upon the exchange.

In total, Mr. Gilman is eligible for approximately $2.9 million associated with his retirement from the Company, assuming a Company stock price of $25.00 per share.  The lump-sum severance payment to Mr. Gilman will be made within 30 days after May 4, 2007.

Under the terms of the Agreements, for a period of one year Mr. Gilman agrees not to accept employment with, or render services to, any competing business or solicit business on behalf of any competing business from any customers or clients of the Company or its affiliates.  In addition, for a period of one year, Mr. Gilman has agreed not to solicit any employees of the Company or any person who was an employee of the Company during the twelve-month period preceding his retirement, nor encourage any employee to terminate their employment with the Company.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits.

	Exhibit No.	Description

	10.1	Letter Agreement between Kenneth B. Gilman and Asbury Automotive Group, Inc., dated February 13, 2007

	99.1	Press Release dated February 15, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: February 15, 2007	By:	/s/ Gordon Smith
	Name:	Gordon Smith
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between Kenneth B. Gilman and Asbury Automotive Group, Inc., dated February 13, 2007.

99.1	Press Release dated February 15, 2007.